EXHIBIT 11


                         MARATHON FINANCIAL CORPORATION


Computation of Weighted Average Shares Outstanding and Earnings Per Share

Shares Outstanding End of Month - 3rd Quarter


                                           1999                    1998
                                           ----                    ----
          July                          2,054,730               2,060,983
          August                        2,051,321               2,060,983
          September                     2,050,542               2,060,983
                                        ---------               ---------
                                        6,156,593               6,182,949

               Divided by:              3 months                 3 months
                                       -----------              ----------

                                        2,052,198               2,060,983
                                        =========               =========

          Add Dilutive Shares              31,770                  49,739

                                        2,083,968               2,110,722
                                        =========               =========

          Net Income                    $ 288,501                $353,270
                                        =========               =========

          Net Income Per Share - Basic
            and Assuming Dilution       $    0.14                $   0.17
                                        =========               =========

Shares Outstanding End of Month - Year-to-date:


                                           1999                    1998
                                           ----                    ----
           January                      2,063,605               2,055,983
           February                     2,063,365               2,055,983
           March                        2,060,686               2,055,983
           April                        2,060,686               2,055,983
           May                          2,057,137               2,055,983
           June                         2,055,186               2,059,610
           July                         2,054,730               2,060,983
           August                       2,051,321               2,060,983
           September                    2,050,542               2,060,983
                                        ---------               ---------
                                       18,517,258              18,522,474

              Divided by:                9 months                9 months
                                      -----------               ---------

                                        2,057,473               2,058,053
                                       ==========               =========

             Add Dilutive Shares           37,022                  55,249

                                        2,094,495               2,113,302
                                      ===========              ==========

             Net Income                  $787,050              $  975,596
                                       ==========              ==========

             Net Income Per Share-
                 Basic                   $   0.38              $     0.47
                                       ==========              ==========

             Net Income Per Share -
                 Assuming Dilution       $   0.38              $     0.46
                                       ==========              ==========


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